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Exhibit 10.18

        EXECUTION COPY

PURCHASE AGREEMENT

BY AND BETWEEN

SIRTON PHARMACEUTICALS S.p.A.

AND

GENTIUM S.p.A

AND

AXCAN PHARMA INC.

October 9, 2002

TABLE OF CONTENTS

			Page
1.	INTERPRETATION		3
	1.1	Definition	2
	1.2	Schedules	3
	1.3	Currency	4
	1.4	Choice of Law and Attornment	4
2.	SALE AND ASSIGNMENT		4
	2.1	Purchased Patent, Technology	4
	2.2	Technology Transfer, Support and Regulatory Approvals	4
	2.3	Report on Patent Applications	5
3.	TRANSFER OF OWNERSHIP		5
4.	PURCHASE PRICE		5
	4.1	Payments	5
	4.2	Reporting	5
5.	CLINICAL TRIALS		6
6.	FIRST RIGHT OF REFUSAL		6
7.	UNDERTAKINGS OF THE VENDORS		7
	7.1	Clinical Supplies	7
	7.2	Commercial Supply (dispensing mechanism)	7
8.	REPRESENTATIONS AND WARRANTIES		7
	8.1	Representations and Warranties of the Vendors	7
9.	SURVIVAL OF WARRANTIES AND INDEMNIFICATION		9
	9.1	Survival of Warranties	9
	9.2	Vendors' Liability for Damages and Indemnification	9
	9.3	No Indemnification	9
10.	CONFIDENTIALITY		10
	10.1	Confidential Information	10
	10.2	Non-Competition	10
11.	FURTHER ASSURANCES		10
12.	GENERAL		11
	12.1	Successors and Assigns	11
	12.2	Force Majeure	11
	12.3	No Agency	11
	12.4	Entire Agreement	11
	12.5	Severability of Clauses	11
	12.6	Waiver	11
	12.7	Notices	12
	12.8	Execution in Counterparts	12
	12.9	Headings	12
	12.10	Compliance with Laws	12
	12.11	Taxation	13
	12.12	Assignment	13
	12.13	Arbitration	13

* * *

EXECUTION COPY

PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 9th day of October, 2002.

BY AND BETWEEN:

SIRTON PHARMACEUTICALS S.p.A. (formerly known as CRINOS INDUSTRIA FARMACOBIOLOGICA S.p.A), a corporation duly constituted under the laws of Italy having its principal place of business at Piazza XX Settembre n. 2, 22079 Villa Guardia (Como), Italy;
(hereinafter referred to as "Vendor 1")
AND:
GENTIUM S.p.A., a corporation duly constituted under the laws of Italy having its principal place of business at Piazza XX Settembre n. 2, 22079 Villa Guardia (Como), Italy;
(hereinafter referred to as "Vendor 2"))
(Vendor 1 and Vendor 2 hereinafter collectively referred to as the "Vendors")
AND:

AXCAN PHARMA INC., a corporation duly constituted under the Canada Business Corporations Act having its principal place of business at 597 Laurier Blvd, Mont St. Hilaire, Quebec, Canada J3H 6C4, or its designee.
(hereinafter referred to as: the "Purchaser")

PREAMBLE

WHEREAS Vendor 2 is the owner of patents for a stable aqueous formulation of mesalazine which Vendor 1 currently manufactures and which is sold in the territories of Italy, San Marino and Città del Vaticano as a gel dispensing canister dosage form under the trade-mark "Enterasin" and "Quota" respectively by the semi exclusive licensees Crinos S.p.A. and Abbott S.p.A., which are also the owners of the relative trademarks;

WHEREAS the Vendors own and hold know-how related to the formulation, packaging and manufacture of this product.

WHEREAS Vendor 1 has entered into an agreement in order to obtain Commercial Advantages (as hereinafter defined) for a supply of and use of the patented gel dispensing valve and sachet mechanism it currently uses in the canisters, with it's patent holder EP Spray Systems SA ("EP Spray Systems").

WHEREAS the Vendors have agreed to (i) sell to the Purchaser all of the Vendors' rights, title and interest in and to those of the Vendors' patents related to the product which are issued or pending in the United-States, and (ii) grant the Purchaser a right of first refusal to purchase rights in and to patents and other rights related to the product, including know-how, in other territories outside Europe.

WHEREAS the Vendors have agreed to transfer and assign to the Purchaser know-how related to the product and the benefit of the Commercial Advantages they hold to a supply and use of the gel dispensing valve and sachet mechanism.

NOW, THEREFORE, in consideration of the above premises and covenants and agreements herein contained, the Preamble forming an integral part of the present Agreement, the parties hereto agree as follows:

1.     INTERPRETATION

1.1
Definition

  The following terms used in this Agreement shall have the following meanings:

  1.1.1
  "Affiliate" shall mean, with respect to any Person (as hereinafter defined), any other Person that at such time directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with, such Person. As used in this definition, "control" means the possession as beneficial owner of fifty percent plus one (50% plus 1) of the voting rights of a Person;

  1.1.2
  "Commercial Advantages" means the "avantage concurrentiel" granted to the Vendors by EP Spray Systems SA, a Swiss company, to obtain exclusive supplies of and use of its patented valve and sachet mechanism in accordance with the letter dated December 21, 1995 addressed to Vendors by EP Spray Systems SA and the letter dated January 10, 2001, both of which are attached herewith as Schedule 1.1.2;

  1.1.3
  "Effective Date" means the date first written above;

  1.1.4
  "European Countries" means any one or a number of the countries listed in Schedule 1.1.4, as the case may be;

  1.1.5
  "Gel" means a compound covered by the Invention which is further defined in Schedule 1.1.5;

  1.1.6
  "Intellectual Property" shall mean any intellectual property rights including without limitation any rights under any patent, trade secret, copyright or know-how;

  1.1.7
  "Invention" shall mean the invention entitled "Stable Aqueous Suspension of Mesalazine", being the subject of the Patents, as such title may be amended from time to time;

  1.1.8
  "Liabilities" shall mean losses, damages, fines, costs, liabilities and expenses (including the reasonable fees, costs and expenses of attorneys and other professional and court costs), based on any civil, criminal, statutory or regulatory claims of liability;

  1.1.9
  "NDA" means new drug applications pursuant to the United States Food, Drugs and Cosmetics Act;

  1.1.10
  "Net Sales" shall mean the gross receipts by Axcan from a third party attributable to Axcan's sale of the Product, less the following amounts:

  1.1.10.1
  discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors;

  1.1.10.2
  development discounts to specific academic or other charitable or public groups or institutions;

  1.1.10.3
  credits or refunds for claims or returns;

  1.1.10.4
  prepaid outbound transportation expenses;

  1.1.10.5
  prepaid transportation insurance premiums;

    1.1.10.6
    uncollectable accounts receivable; and

    1.1.10.7
    taxes; including sales, value-added, use, turnover, excise, import, export, and other taxes or duties, imposed by government or a government agency on such use, sales, or transfer of the Product.

  1.1.11
  "Other Patents" shall mean any patents issued or patent applications filed in any jurisdiction in the world outside the Territory related to the Invention, the Purchased Patent or the Gel including any patent applications or patents deriving therefrom and any corresponding patent applications and patents issued therefrom;

  1.1.12
  "Patents" shall mean all patents and patent applications related to the Gel and the Invention, as listed in Schedule 1.1.12 hereto.

  1.1.13
  "Purchased Patent" shall mean the Patents issued and patent applications filed in the Territory listed in Schedule 1.1.13, and any patent applications and patents deriving therefrom;

  1.1.14
  "Person(s)" shall mean an individual, partnership, corporation, business, trust, joint venture or other entity of a similar nature;

  1.1.15
  "Product(s)" shall mean a gel dispensing canister dosage form containing as an active ingredient, the mesalazine (mesalamine) formulation embodied in the Purchased Patent;

  1.1.16
  "Technology" shall mean all technology, intellectual and industrial property, including without limitation the know-how, inventions, improvements, formulae, and trade secrets necessary or useful to exploit the Patents and the Invention and to formulate, manufacture and package the Gel and the Product;

  1.1.17
  "Territory" shall mean the geographical boundaries of the countries known, on the Effective Date, as Canada and United States of America and any other country agreed upon by the parties from time to time;

  1.1.18
  "Third party" shall mean any Person (a) not a party to this Agreement; or (b) not an Affiliate of a party to this Agreement;

1.2
Schedules

  The schedules, which are attached to this Agreement, are incorporated into this Agreement by reference and are deemed to be part hereof

Schedule	Description
1.1.2	Commercial Advantages
1.1.4	European Countries
1.1.5	Gel Formulation
1.1.12	Patents
1.1.13	Purchased Patent
2.3	Status Reports on Patent Applications
7.2	Terms of Supply
11	Assignment Agreement

1.3
Currency

  Unless otherwise indicated, all amounts referred to in this Agreement are in lawful money of the European Economic Community ("Euro").

1.4   Choice of Law and Attornment

        This Agreement shall be governed by and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein without regard to conflict of law principles.

2.     SALE AND ASSIGNMENT

2.1   Purchased Patent, Technology

  2.1.1
  Purchased Patent

        On the terms and conditions of this Agreement, the Vendors hereby irrevocably sell and assign to the Purchaser all of the Vendors' rights, title and interest in and to the Purchased Patent.

  2.1.2
  Technology

        On the terms and conditions of this Agreement, the Vendors hereby irrevocably sell and assign to the Purchaser all of the Vendors' rights, title and interest in and to the Technology for the Territory.

        Without limiting the generality of the foregoing, the Purchaser shall have an unlimited, exclusive right to use the Technology to develop, formulate, make, have made, use, sell, have sold and offer for sale, the Gel and the Product in the Territory.

  2.1.3
  Commercial Advantages

        On the terms and conditions of this Agreement, the Vendors hereby undertake to transfer the benefit of the Commercial Advantages to the Purchaser, effective upon receipt of the consent of EP Spray Systems SA pursuant to Section 7.2.

2.2   Technology Transfer, Support and Regulatory Approvals

  2.2.1
  Effective Transfer of Information

        On the Effective Date, the Vendors undertake to provide the Purchaser with all the information regarding the Purchased Patent and the Technology in whatever form or medium whether in oral, written, graphic or electronic form, including without limitation manuals and standard operating procedures for the formulation, manufacture, packaging and labelling of the Product, and agree on a continuing basis to forward to the Purchaser any such information and documentation that the Vendors may develop or acquire.

  2.2.2
  Support and Training

        On and after the Effective Date, on a continuing basis, the Vendors shall provide the Purchaser with transitional support, training and expert advice, without payment of any additional consideration by the Purchaser, for so long as it may be necessary to ensure an effective transfer to the Purchaser, its officers, agents and employees of all the Technology, know-how and other technical information necessary or useful to exploit the Patents and the Invention and to formulate, manufacture and package the Gel and the Product. Without limiting the generality of the foregoing, the Vendors shall, upon the request of the Purchaser, make available their (i) qualified personnel whether at their premises or at the premises of the Purchaser, at the Purchaser's discretion and (ii) manufacturing facilities. The Purchaser shall bear the cost of reasonable travelling expenses incurred by the Vendors' employees in connection with the Vendors' obligations hereunder.

  2.2.3
  Regulatory Approvals

        The Vendors shall co-operate and assist the Purchaser in obtaining all permits, licenses, authorisations, registrations or approvals issued or to be issued by any federal, provincial, state, municipal, local or foreign government or governmental agency, board, commission or other authority as may be necessary or useful for the formulation, manufacture, packaging, sale, distribution, marketing or promotion of the Product (the "Regulatory Approvals"). In assisting the Purchaser to obtain the Regulatory Approvals, and in order to fulfil its obligations pursuant to the present Section 2.2.3, the Vendors shall disclose to the Purchaser and provide the Purchaser with a copy of their regulatory dossier including without limitation all results of clinical research and trials, analytical test methods and validations thereof, drug master files and other data arising from any studies that may have been or may be performed in relation to the Product, the Patents, the Invention and the Technology.

2.3   Report on Patent Applications

        The Vendors shall provide to the Purchaser, on the Effective Date, an up-to-date report on the status of each of the patent applications comprised in the Purchased Patent, and an up-to-date report on the status of each of the patent applications filed outside the Territory, such reports to be attached herewith as Schedule 2.3.

3.     TRANSFER OF OWNERSHIP

        Notwithstanding anything else contained in this Agreement, ownership of the Purchased Patent and the Vendors' rights in and to the Technology for the Territory, shall be transferred to the Purchaser on the Effective Date.

4.     PURCHASE PRICE

4.1   Payments

        The aggregate purchase price for the Purchased Patent and the Vendors' rights in and to the Technology for the Territory and the Commercial Advantages, which includes all applicable taxes, shall be payable as follows:

    (a)
    one hundred and eighty-seven thousand five hundred Euro (€ 187,500) upon the execution of this Agreement;

    (b)
    three hundred and seventy five thousand Euro (€ 375,000) within sixty (60) days of the filing of an NDA for the Product in the United States by the Purchaser;

    (c)
    nine hundred and thirty seven thousand five hundred Euro (€ 937,500) within sixty (60) days of receipt by the Purchaser of the marketing approval for the Product in the United States of America;

    (d)
    a deferred price of four percent (4%) of the Net Sales of the Product in the Territory for a period of ten (10) years beginning on the date of first commercialisation of the Product within the Territory provided however that the Vendors' right to such deferred price in a given country or countries shall immediately terminate in the event that the Purchased Patent is invalidated or determined to be unenforceable for any reason in such country or countries.

4.2   Reporting

        The Purchaser shall provide yearly, before the end of January, to Vendors, certified statements regarding the Net Sales amount of the former calendar year. Not more than once a year, and at the Vendors' expense, upon at least fifteen (15) days notice and during normal business hours, the Vendors'

duly authorized certified public accountant shall be permitted to inspect such books and records which contain the data relevant to the computation of the deferred price referred to in paragraph (d) of Section 4.1. The Purchaser may require that the certified public accountant execute and deliver a non-disclosure agreement promising not to disclose such Confidential Information of the Purchaser other than to the Vendors for the purposes mentioned in the present Section 4.2.

5.     CLINICAL TRIALS

        The Purchaser shall use commercially reasonable efforts to pursue the clinical trials for the Product in an effort to file an NDA for the Product in a timely manner. In the event that the Purchaser has not obtained the approval for the NDA for the Product by December of the year 2005, the Purchaser shall, upon the request of Vendor 2, grant Vendor 2 a non-exclusive, non-transferable, royalty-bearing licence to use the Purchased Patent, with the possibility for Vendor 2 to sublicense, at the same terms and conditions described in paragraph (d) of Section 4.1, provided however that the delay in obtaining the NDA is in no way due to (i) the fault or negligence of any of the Vendors or any of the Vendors' failure or negligence to fulfil their obligations under this Agreement, (ii) reasons that are out of the Purchaser's control or (iii) the failure to receive sufficient supply of Product required to pursue the appropriate studies.

6.     FIRST RIGHT OF REFUSAL

  6.1.1
  With the only exception of European Countries, where a first right of refusal for an exclusive or semi-exclusive license for registration, promotion, sale and commercialisation of all existing and future indications of the active ingredients Mesalazina has been granted to Crinos S.p.A., if at any time either of the Vendors intends to accept an offer from a third party to purchase, licence or otherwise obtain rights to exploit, register, promote or commercialise the Products or any existing or future indications of the active ingredients Mesalazina outside the Territory, including by the purchase, license or other right to exploit, use or otherwise commercialise or transact in any manner the Other Patents, the Commercial Advantages or the Technology outside the Territory (the "Third Party Offer"), the Vendors shall immediately send a written notice to the Purchaser (the "Notice") offering to sell or licence the same rights to the Purchaser at the same price and in all other respects upon the same terms and conditions as provided in the Third Party Offer. The Vendors shall deliver to the Purchaser a true copy of the Third Party Offer with the Notice. The offer contained in the Notice shall be irrevocable except with the consent of the Purchaser and shall be open for acceptance by the Purchaser for a period of ninety (90) days after the date upon which the Notice was received by the Purchaser (the "Acceptance Period");

  6.1.2
  Upon the Notice being given, the Purchaser shall have the right to accept the offer contained in the Notice by giving the Vendor a notice in writing to that effect at any time during the Acceptance Period. If the Purchaser accepts the offer contained in the Notice, the transaction between the Purchaser and the Vendor shall be completed within sixty (60) days of the expiry of the Acceptance Period. If the Purchaser refuses the offer contained in the Notice, the Vendor shall have the right to accept the Third Party Offer, and the transaction between the Vendor and such third party shall be completed within sixty (60) days following the expiry of the Acceptance Period and upon the same terms and conditions as the Third Party Offer failing which the provisions of this Section 6 shall again apply to any proposed transaction with a third party and so on from time to time.

  6.1.3
  Without limiting the generality of the foregoing, in the event that the Purchaser obtains any right to the Other Patents, the Technology or the Products in any country or countries outside the Territory, the Vendors hereby undertake to automatically transfer to the Purchaser the benefit of the Commercial Advantages in such country or countries.

7.     UNDERTAKINGS OF THE VENDORS

7.1   Clinical Supplies

        The Vendors hereby undertake to deliver to the Purchaser such quantities of finished Product it from time to time requires in order to carry-out clinical studies required in order to pursue regulatory approvals for the Product. The Purchaser will issue purchase orders for the required quantities and the price and terms of delivery of these supplies shall be no less favourable than those offered to the Vendors' preferred customers. Clinical supplies will be manufactured according to GMP standards, the Purchaser acknowledging that the Vendors' manufacturing facility is not FDA certified.

7.2   Commercial Supply (dispensing mechanism)

  7.2.1
  Upon the Purchaser's request, the Vendors hereby undertake to seek the consent of EP Spray Systems SA for the transfer and assignment of the Commercial Advantages to the Purchaser and to assist the Purchaser in securing a supply agreement with EP Spray Systems SA on terms no less favourable than those offered to the Vendors and indicated in Schedule 7.2. In the event such consent and supply cannot be obtained upon such terms or such other commercially reasonable terms acceptable to the Purchaser, the parties will collaborate in securing alternative sources of gel dispensing mechanisms or, at Purchasers' option, the Vendors will supply the Purchaser with its requirements for gel dispensing mechanisms purchased from EP Spray Systems SA.

  7.2.2
  The Vendors shall immediately notify the Purchaser of any intended changes to the terms of their supply agreement with EP Spray Systems SA and if changes to such terms are actually agreed upon between the Vendors and EP Spray Systems SA, the Vendors shall immediately notify the Purchaser of the agreed changes and Schedule 7.2 shall be amended for the sole purpose of reflecting such changes in Schedule 7.2.

  7.2.3
  In the event that either of the Vendors supplies the Purchaser, a supply agreement will be entered. Price and terms of sale will be no less favourable than those offered to Vendors by EP Spray Systems SA. The Purchaser acknowledges that reasonable shipping and handling expenses for the supply will be at its expense provided however that it has approved the shipping and handling.

8.     REPRESENTATIONS AND WARRANTIES

8.1   Representations and Warranties of the Vendors

        The Vendors hereby represent and warrant to the Purchaser as follows and hereby acknowledge and confirm that the Purchaser is relying on these representations and warranties in connection with the purchase by it of the Purchased Patent and the Technology:

  8.1.1
  Authority    They have full power and authority to enter into and perform their obligations pursuant to this Agreement and to consummate the transactions contemplated herein.

  8.1.2
  Binding Obligation    The execution, delivery and performance of this Agreement has been duly authorised by all necessary corporate action and constitutes a legal, valid and binding obligation of the Vendors, subject to applicable bankruptcy, reorganisation, insolvency, moratorium and similar laws affecting creditors' rights generally.

  8.1.3
  No Contravention    The execution, delivery and performance of this Agreement does not conflict with or contravene any provision of the Vendors' charter documents or by-laws nor will it conflict with or result in a breach of, default under or creation of a lien, charge or encumbrance upon the Vendors' assets, pursuant to the terms, conditions or provisions of any agreement, instrument, mortgage, indenture or contract to which they are a party or by which they or their properties are bound. Neither the execution nor the delivery or performance of this Agreement by the Vendors shall contravene any provision of the laws of any applicable jurisdiction, including, without limitation, any statute, rule, regulation, judgement, decree, order, decision, franchise or permit applicable to them.

  8.1.4
  No Consent of Third Parties Needed    No consent of any trustee or holder of any of its indebtedness or any other Person is or shall be required as a condition to the validity of this Agreement.

  8.1.5
  No Proceedings Pending    There is no action or proceeding pending or, in so far as it knows, threatened against it before any court, administrative agency or other tribunal which might have an adverse effect on the Patents, the Invention, the Technology, the Commercial Advantages or the Vendors' ability to perform their obligations hereunder.

  8.1.6
  No Brokers    No party has taken any action or has entered into any agreement, understanding or other arrangement that would obligate the other party to pay any broker's or finder's fee or any commission or similar fee to any agent, broker, investment banker or other Person in connection with any of the transactions contemplated by this Agreement.

  8.1.7
  Ownership    Vendor 2 owns the Patents and the Invention free and clear of any and all encumbrances. Vendor 1 owns the Technology free and clear of any and all encumbrances and the Vendors possess the rights to the Commercial Advantages free and clear of any and all encumbrances. Vendor 1 and Vendor 2 are entitled to assign all of their respective rights, title and interest in and to the Purchased Patent, the Invention and the Technology, to the Purchaser.

  8.1.8
  No Restrictions    There are no restrictions on the ability of the Vendors or any successor to or assignee from the Vendors to use or exploit all of their respective rights in the Patents, the Invention, the Technology and the Commercial Advantages. No royalty or other fee is required to be paid by either of the Vendors to any other Person in respect of the use or commercialisation of the Patents, the Invention the Technology or the Commercial Advantages. Neither of the Vendors have granted any license or other rights on the Patents, the Invention or the Technology for the Territory to any Person. Neither of the Vendors have granted any rights to the Commercial Advantages to any Person. The Vendors have the exclusive right to use all of the Patents, the Invention, the Technology and the Commercial Advantages and have not granted any licence, options to purchase or other rights to any other Person in respect thereof except for (i) the rights granted to Crinos S.p.A and Abbott S.p.A in the territories of Italy, San Marino and Città del Vaticano, (ii) the first right of refusal granted to Crinos S.p.A in the European Countries.

  8.1.9
  Patents    The rights in the Patents and the Technology are sufficient for the Purchaser to develop, produce, formulate, manufacture, have manufactured, package, market, use, sell, offer for sale, import, export and distribute the Gel and possess the Patents undisturbed. The list of patents found in Schedule 1.1.13 constitutes a complete and exhaustive list of all the patents issued and patent applications filed in the Territory, for the Invention and for the development, formulation and manufacture of the Gel, including any divisions, patents of addition, reissues, reexaminations, or extensions of any of the foregoing, including any continuations or continuations-in-part and any patents or patent applications otherwise derived therefrom. The Patents have been properly filed, are validly subsisting and all maintenance fees and similar annuity payments have been made in each of the jurisdictions requiring such payments. All the true inventors were rightly named in the applications for the registration of the Patents and all statements contained in such applications were true and correct as of the date of such applications. All assignments have been obtained by the Vendor 2 and are valid and sufficient to vest all rights, title and interest in the Patents and the Invention with Vendor 2.

  8.1.10
  Infringement    The Vendors acknowledge that prior to the execution of this Agreement, they have made reasonable investigations concerning the validity of the Patents and their non infringement of other Persons' rights. To the best of Vendors' knowledge, the results of said investigations are accurate and the use of the Patents, the Invention and the Technology does not infringe, and the Vendors are not a party to any pending suit and have not received any notice, complaint, threat or claim alleging infringement of, any Intellectual Property right or propriety right of any other Person, and does not include any activity which may constitute passing off.

  8.1.11
  Disclosure    The Vendors have fully provided the Purchaser with all of the information necessary or useful for deciding whether to purchase the Purchased Patent and the Technology and have not omitted to provide any information which may have a material adverse effect on the Patents, the Technology or the transactions contemplated herein or information which if known to the Purchaser may have caused the Purchaser to not enter into this agreement.

9.     SURVIVAL OF WARRANTIES AND INDEMNIFICATION

9.1   Survival of Warranties

        The representations and warranties made by the Vendors contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement, will survive the execution of the transactions contemplated by this Agreement and, notwithstanding any investigation made by or on behalf of the Purchaser or any other Person or any knowledge of the Purchaser or any other Person, shall continue in full force and effect for the benefit of the Purchaser.

9.2   Vendors' Liability for Damages and Indemnification

        The Vendors (and their Affiliates) will be liable for and agree, at their own expense, to defend, indemnify, protect and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees, representatives and agents from and against any and all Liabilities (including costs and attorney's fees), asserted at any time, arising out of or involving (i) any misrepresentation or inaccuracy in any representation or warranty given by the Vendors in this Agreement or in any other document delivered pursuant hereto by the Vendors or (ii) any breach or non-performance by the Vendors of any covenant to be performed by either of them under this Agreement or in any other document delivered pursuant hereto by the Vendors.

9.3   No Indemnification

        The Vendors shall not ask for any reimbursement of expenses or file any claim for damages against the Purchaser or its Affiliates and neither the Purchaser nor any of its Affiliates shall be liable for any damages, claims, demands, actions, causes of action, costs, expenses or other losses in any way suffered by the Vendors related to the omission or failure of the Purchaser to file the NDA for the Product, to obtain approval from the NDA or otherwise related to this Agreement. The Vendors acknowledge that their only remedy in such a situation shall be the right to request a non-exclusive licence from the Purchaser in accordance with Article 5 provided however that in the case where the Purchaser omits or fails to file the NDA for the Product, the non-exclusive licence from the Purchaser shall be royalty-free.

10.   CONFIDENTIALITY

10.1 Confidential Information

        "Confidential Information" means all confidential information related to the business of the disclosing party that may be obtained by the receiving party from any source as a result of this Agreement. Confidential Information includes (but is not limited to) concepts, pricing information, business methods, business and technical plans, inventions, research, tests and clinical studies and know-how.

        The parties shall not, at any time or under any circumstances, without the prior written consent of the other party, directly or indirectly communicate or disclose to any Person any confidential knowledge or information of the other party nor shall it utilise or make available any such knowledge or information directly or indirectly in connection with any business or activity in which it is or proposes to be involved except as required to give effect to this Agreement without the consent of the other party. The parties shall take appropriate measures to ensure that the Confidential Information remains secret. For the purposes of this section, shall be excluded from the obligations of non-disclosure hereunder the confidential information which a party demonstrates was a part of the public domain prior to the execution of the present Agreement, through no act or omission of the other party, its officers, employees, agents, advisor or other representatives.

10.2 Non-Competition

        The Vendors in selling the Purchased Patent and the Technology as provided herein, may no longer use or otherwise exploit the Purchased Patent or the Technology in the Territory. The Vendors shall ensure that neither the Vendors nor any of their Affiliates, unless authorised by the Purchaser, will for the period of the validity of the Patents and for a period of two (2) years thereafter, directly or indirectly, either alone, through their subsidiaries, Affiliates, directors, officers or any other Person, by contract or otherwise, or in partnership or in conjunction with any other Person or Persons, whether as principal, agent, shareholder or independent contractor or otherwise, carry on or be engaged in, or advise with respect to the development, manufacture, distribution, sale, marketing, or promotion of any product which competes with the Product in the Territory whether patents subsist or not in each such jurisdiction. The Vendors undertake to use commercially reasonable efforts to include in any agreements entered into with third parties, after the date of execution of this Agreement, related to the Patents or the Technology, a provision requiring that the third parties refrain from promoting, selling or otherwise transacting, directly or indirectly, any product which competes with the Product in the Territory for the duration of the agreement with the third party.

        The Vendors hereby agree that they shall under no circumstances transfer the benefit of or otherwise transact the Commercial Advantages related to the Territory to or with any Person other than the Purchaser.

11.   FURTHER ASSURANCES

        The Vendors shall co-operate with the Purchaser, and execute and deliver, or cause to be executed and delivered, all such other instruments, documents or agreements including without limitation an instrument of assignment of the Purchased Patent substantially in the form of the assignment attached herewith as Schedule 11, and take all such other actions as the Vendors may be requested to take by the Purchaser from time to time in order to implement the provisions and purposes of this Agreement.

        Without limiting the generality of the foregoing, the Vendors hereby undertake to execute, deliver and/or file, at their expense, immediately upon the execution of the present Agreement, but in any event by no later than within ten (10) days of the execution of the present Agreement, all instruments, documents or agreements necessary or useful to vest all the rights, title and interest in and to the

Purchased Patent in the Purchaser, including without limitation, such instruments, documents or agreements necessary or useful to (i) record the change of name of Vendor 1 from Crinos Industria Farmacobiologica S.p.A to Sirton Pharmaceuticals S.p.A with the appropriate patent offices, if necessary (ii) ensure that the assignment of the Purchased Patent from Vendor 1 to Vendor 2 has been properly filed for registration with the appropriate patent offices and (iii) the Vendors shall do all such other acts that may be necessary or useful to vest all rights, title and interest in and to the Purchased Patent in the Purchaser and to ensure that the Purchaser is recorded as the registered owner of the Purchased Patent in the appropriate patent offices, in whatever order as may be required.

12.   GENERAL

12.1 Successors and Assigns

        The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Purchaser and the Vendors and their respective successors and permitted assigns.

12.2 Force Majeure

        Neither party shall be liable for delays in performance under this Agreement occasioned by force majeure or any cause beyond its control, including but not limited to war, civil disturbance, fire, flood, earthquake, windstorm, acts of default of common carriers, strikes, unforeseen shutdowns of sources of supply, governmental laws, acts, regulations or orders (whether or not such later prove to be invalid) or any other occurrence, whether or not similar in character to the foregoing.

12.3 No Agency

        The Purchaser and the Vendors are independent contractors. Neither is the agent or legal representative, joint venturer, partner, employee or employer of the other. The Purchaser agrees not to represent itself as the agent or legal representative of the Vendors and the Vendors agree not to represent themselves as the agent or legal representative of the Purchaser. This Agreement does not grant any party any authority to assume or create any obligation on behalf of or in the name of the other party.

12.4 Entire Agreement

        The terms and conditions of this Agreement supersede the terms and conditions of any and all prior agreements and any and all representations that may have been made prior to this Agreement with respect to the subject matter of this Agreement. The terms and conditions herein constitute the entire agreement between the parties hereto and may not be amended, changed, modified, contradicted, explained or supplemented (including by course of dealing between the parties, usage of trade or otherwise) except by a written instrument signed by an authorised officer of the Purchaser and the Vendors (as the case may be) which refers specifically to this Agreement.

12.5 Severability of Clauses

        If any provision of this Agreement is determined to be illegal, against public order, or otherwise unenforceable it shall not in any way defeat, invalidate or render unenforceable any other provision of this Agreement and each such provision shall at all times be considered separate and severable in this Agreement.

12.6 Waiver

        No waiver by either of the parties of any breach of any provision hereof shall constitute a waiver of any other breach of any provision hereof.

12.7 Notices

        Any notice required by this Agreement shall specifically reference this Agreement, shall be in writing and may either be delivered in hand, by facsimile during normal business hours with confirmation of receipt or by reputable overnight courier service to the addresses set forth below, or such other address for itself as any of the parties may from time to time specify in writing to the other party in accordance with this article. No notice shall be deemed given until it is actually received.

If to Vendor 1:	Sirton Pharmaceuticals S.p.A, Piazza XX Settembre n. 2, 22079 Villa Guardia (Como), Italy
	Attention of: Facsimile number:	Dott.ssa Laura Iris Ferro (031) 481 784
If to Vendor 2:	Gentium S.p.A. Piazza XX Settembre n. 2, 22079 Villa Guardia (Como), Italy
	Attention of: Facsimile number:	Dott.ssa Laura Iris Ferro (031) 481 784
If to the Purchaser:	Axcan Pharma Inc 597 Laurier Blvd, Mont St. Hilaire, Quebec, Canada J3H 6C4
	Attention of: Facsimile number:	President (450) 464-9979
With a copy to:
Léer Robic Richard 55 St-Jacques Montreal, Quebec Canada H2Y 3X2
	Attention of: Facsimile number:	François Painchaud (514) 845-7874
12.8
Execution in Counterparts

  This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.9
Headings

  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in the interpretation of this Agreement.

12.10
Compliance with Laws

  Each party hereto shall comply with all applicable statutes, ordinances, rules, regulations, permits and orders imposed by any governmental authority on any activity of any party hereunder.

12.11
Taxation

  All taxes or other duties imposed on either of the Vendors in the country of residence of the Purchaser on any payment due or made under this Agreement shall be borne by the Vendors. To the extent that the tax regulations of the country of residence of the Purchaser require the Purchaser to deduct or withhold the above taxes from the payments due under this Agreement to the Vendors, then the Purchaser shall deduct or withhold the tax and provide the Vendors with receipts from the competent taxation authorities as evidence of the payment of such taxes within forty-five (45) days of such payment. If such amounts can be reduced or avoided in accordance with the terms of a double taxation treaty between the relevant countries, then the Purchaser shall reasonably assist the Vendors, at the Vendors' cost, with the appropriate requests in obtaining the certificates as to give effect to obtaining in advance the right to avoid the tax or to deduct the taxes or charges at the lower rate as specified in said treaty.

12.12
Assignment

  None of the parties hereto may assign this Agreement without the prior written consent of the other parties, provided however that the Purchaser may, without the consent of the other parties, assign, license or otherwise transfer its rights under this agreement in whole or in part (i) to any of its Affiliates or (ii) to any entity to whom the Purchaser has assigned the whole or any part of its business related to this agreement.

12.13
Arbitration

  Any dispute, controversy or claim between the Purchaser and either of the Vendors relating to the breach, construction, interpretation, application of (or at the occasion of) this Agreement, shall be settled, when permitted by law, by binding arbitration under the following terms and conditions:

  12.13.1
  either the Purchaser or the Vendors may demand that a dispute, controversy, or claim be submitted to arbitration. Such demand shall be made in writing to the other party at the notification address set forth in this Agreement;

  12.13.2
  all matters submitted by the Purchaser or the Vendors for settlement by binding arbitration shall be decided by a single arbitrator agreeable to both the Purchaser and the Vendors. If the Purchaser and the Vendors are unable to agree upon a single arbitrator within a period of fifteen (15) business days following the transmission by either party of the notice referred to in Section 12.13.1, an arbitrator shall be appointed in accordance with the then existing Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules"), if for any reason an Arbitrator cannot be appointed in this manner, this Section 12.13.2 shall cease to apply to the dispute, controversy or claim in question and any party may apply to a court of competent jurisdiction for the settlement thereof;

  12.13.3
  all arbitration authorized by this Agreement shall be conducted in accordance with the Rules, that are not inconsistent with the terms of this Agreement;

  12.13.4
  decisions and awards rendered by arbitration authorized by this Agreement shall be final and binding against the Purchaser and the Vendors and may be entered and enforced by either the Purchaser or the Vendor in any court having jurisdiction. The Purchaser and the Vendors hereby irrevocably consent and submit to the jurisdiction of such court for purposes of such enforcement;

  12.13.5
  in the event either the Purchaser or the Vendors do not reasonably comply with a final decision or award made by the arbitrator, such non-complying party shall bear all costs and expenses, including attorney's fees, incurred by the other party in obtaining enforcement of the decision or award;

  12.13.6
  during any period of arbitration concerning this Agreement or any part thereof, this Agreement shall remain in full force and effect and all terms shall be complied with by both the Purchaser and the Vendors;

  12.13.7
  the arbitrator shall not add to, subtract from, or modify any of the terms or conditions of the Agreement;

  12.13.8
  the arbitrator shall use its best efforts (i) to complete the process of arbitration including the arbitration hearing within one hundred and twenty (120) days of his nomination and (ii) to render a decision or an award within thirty (30) days after the close of arbitration hearings;

  12.13.9
  each party shall pay its own costs related to the arbitration unless the arbitrator decides otherwise;

  12.13.10
  all arbitration proceedings authorized by this Agreement shall be conducted (i) in the English language and all documents referred to shall be in English or French only, and (ii) in Italy if the arbitration is requested by the Purchaser or in Montreal, Quebec if the arbitration is requested by either of the Vendors;

  12.13.11
  this Section 12.13 shall not apply in cases where a party is seeking, as a remedy to a dispute, controversy or claim, the issue of an interlocutory injunction or another similar remedy and except for the purpose of filing the award or obtaining an order of enforcement, as the case may be, for the purpose of rendering the award executory.

        [Remainder of this page intentionally left blank. The next page is the signature page.]

Signature page 1 of 1

SIGNATURES

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorised officer all as of the date first written above.

(Vendor 1)	SIRTON PHARMACEUTICALS S.p.A
Per:

Name:
Title:
(Vendor 2)
GENTIUM S.p.A.
Per:

Name:
Title:
(Purchaser)	AXCAN PHARMA INC.
	Per:	/s/ LEON F GOSSELIN
	Name:	LEON F GOSSELIN
	Title:	PRESIDENT AND CEO
(Signatures end)

SCHEDULE 1.1.2

COMMERCIAL ADVANTAGES

SEE ATTACHED DOCUMENT

EP SPRAY SYSTEM
EP SPRAY SYSTEM SA-30 RUE DU PLAN-CH-2002 NEUCHATEL
TEL ??? 25 07 22 FAX 03? 24 4? 07
[ILLEGIBLE]

Crinos Industra Farmacobiologica S.p.A A l'att. M. Arcidiacono Plazza Settembre, 2
I-22079 Villa Guardia (Como)Italy
N ref GB V.réf.	Neuchâtel, le 21 décembre 1995

Cher Monsieur Arcidiacono,

        Nous vous remercions de l'intérét que vous manifestez pour nos produits et de l'excellent accueil que vous nous avez réservé en votre usine en date du 12 ct. Suite à votre demande et à nos discussions au sujet du dossier "Azalan", nous avons bien pris note de:

        1.     Crinos travaille sur la mise au point d'un produit dont le but est le traitement de la maladie de "Crone" ainsi que la colyte ulcérative, produit qui sera conditionné chez Crinos et commercialisé principalement en Europe et aux USA. Sur le plan mondial, le groupe Pharmacia a été approché pour la commercialisation.

        2.     Le principe actif utilisé dans cette présentation est à base de "Mesalazina" ou autre produit pharmaceutique.

        3.     Crinos souhaite obtenir de EP Spray System SA un avantage concurrentiel de 10 (dix) années à partir de la date de lancement pour chaque pays, pour la fourniture du systéme de diffusion EP Spray System.

        L'avantage concurrentiel est valable sous les conditions suivantes:

        a)    Dans le cadre de l'application de produit à base de "Mesalazina" ou autre produit pharmaceutique par voie rectale en combinaison avec le traitement de la maladie de "Crone" ainsi que la colyte ulcérative

        b)    Crinos communiquera au préalable à EP Spray System SA, les volumes de vente budgétés (en unités) pour la présentation en question.

        En çonséquence, et dans le cadre de ce qui précéde, EP Spray System SA donne son accord de principe à la société Crinos Industria Farmabiologica S.p.A, pour un avantage concurrentiel concernant la fourniture de son système de diffusion.

        Nous vous remercions de bien vouloir nous tenir au courant sur le suivi donné à cette affaire.

        Avec nos sincères salutations.

EP SPRAY SYSTEM®

/s/ PIET MOLEMANS Piet Molemans Directeur Général	/s/ GEORGES BOUILLE Georges Bouille Sales & Marketing

Copie: EP Spray System Italia Spa Mr N. Allegri.

FAX-Message		EP SPRAY SYSTEM®
EP SPRAY SYSTEM SA
30, Rue du Plan		Phone:	(++41) 32 727 62 62
CH-2002 Neuchâtel (Switzerland)		Fax:	(++41) 32 727 62 63

à/te:	Company	de/from:	G. Bouille/cd
	To whom it may concern	date:	le 10.1.2001
Copy:	Crinos, I-Villa Guardia	page(s):	1
	Mr. Cuccia	conc./Re:	Competitive advantage

Dear Sirs,

        We refer to the EP Spray System supply agreement currently in force between EP Spray System and Crinos for the use of the dispensing system for the product based on Mesalazina in connection with Chron disease and ulcerative cholitis.

        We confirm that EP Spray System SA will extend the supply agreement and all supply conditions contained therein to any Crinos' Licensee, and deliver the system, immediately upon request, to Crinos or a certified Licensee.

        All conditions extended will be the same as those applied to Crinos at the moment of extension of the supply agreement.

        With our very best regards,

EP SPRAY SYSTEM®

/s/ PIET MOLEMANS Piet Molemans General Director	/s/ GEORGES BOUILLE Georges Bouille Sales & Marketing Director

SCHEDULE 1.1.4

EUROPEAN COUNTRIES

SEE ATTACHED DOCUMENT

MONDO 53

RIASSUNTO POLITICO-STATISTICO

Stati, Territori, dipendenze* e (capitali)	Superf. kmq	Popol. (stima 1997)	D.
Albania (Tirana)	28 748	3 293 000	115
Andorra (Andorra la Vella)	453	65 000	143
Austria (Vienna)	83 859	8 087 000	96
Belgio (Bruxelles)	30 528	10 189 000	334
Bielorussia (Mensk)	207 600	10 360 000	50
Bosnia ed Erzegovina (Sarajevo)	51 129	3 124 000	61
Bulgaria (Solia)	110 994	8 329 000	75
Ceca, Repubblica (Praga)	78 865	10 307 000	130
Croazia (Zagabria)	56 610	4 774 000	84
Danimarca (Copenaghen)	44 493	5 319 000	120
Estonia (Tallinn)	45 227	1 463 000	32
Finlandia (Helsinki)	338 145	5 145 000	15
Francia (Parigi)	543 965	58 616 000	108
Germania (Berlino)	357 021	82 012 000	230
Grecia (Atene)	131 957	10 541 000	80
Irlanda (Dublino)	70 285	3 644 000	52
Islanda (Reykjavik)	102 819	271 000	3
Italia (Roma)	301 308	57 512 000	190
Iugoslavia (Belgrado)	102 173	10 632 000	104
Kazakistan parte europea	148 715	664 000	4
Lettonia (Riga)	64 610	2 472 000	38
Liechtenstein (Vaduz)	160	31 000	195
Lituania (Vilnius)	65 300	3 706 000	57
Lussemburgo (Lussemburgo)	2 586	420 000	162
Macedonia (Skopje)	25 713	1 984 000	77
Malta (Vallerta)	316	375 000	1 188
Moldova (Chi[o]ináu)	33 700	4 362 000	129
Monaco (Monaco)	2	32 000	16 359
Norvegia (Osio)	323 758	4 392 000	14
Svalbard e lan Mayen	63 080	3 000	—
Paesi Bassi (Amsterdam)	41 526	15 567 000	375
Polonia (Varsavia)	312 685	38 802 000	124
Portogallo (Lisbona)	91 831	9 943 000	108
Regno Unito (Londra)	244 110	58 919 000	241
Is. di Man (Douglas)	588	72 000	122
Is. del Canale (St. Peter Port)	?195	?147 000	?754
Gibilterra* (Gibilterra)	6	27 000	4 500
Romania (Bucarest)	238 391	22 572 000	95
Russia parte europea (Mosca)	4 238 500	114 564 000	27
San Marino (San Marino)	61	26 000	426
Slovacchia (Bratislava)	49 035	5 404 000	110
Slovenia (Lubiana)	20 258	1 955 000	97
Spagna (Madrid)	505 989	39 323 000	78
Svezia (Stoccolma)	449 964	8 844 000	19
Svizzera (Berna)	41 285	7 116 000	172
Turchia parte europea	23 764	6 710 000	274
Ucraine (Kiev)	603 700	50 893 000	84
Ungheria (Budapest)	93 030	10 174 000	109
Vaticano, Cittá del	0,44	1 000	2 273
Europa	?10 369 034	703 205 000	68
dati 1996 [ILLEGIBLE] comprese; Azzorre, Madeira, Canarie, Isole asiatiche delia Grecia

SCHEDULE 1.1.5

GEL FORMULATION

SEE ATTACHED DOCUMENT

PARTE II B

PROCEDIMENTO DI FABBRICAZIONE

FORMULA DI FABBRICAZIONE

        Per nu lotto di 420 litri pari a 1000 coufezioni (contenenti 7 flaconi da 60 ml cad.) sono necessari:

	conc. 2 g/60 ml		conc. 4 g/60 ml
Acido 5 aminosalicilico (Mesalazina)	Kg	14,00	28,00
Disodio edetato	Kg	0,420	0,420
Sodio acetato 3 H2O (F.U.)	Kg	4,522	4,522
Sodio metabisolfito	Kg	2,100	2,100
Idrossietilcellulosa	Kg	0,3045	0,3045
Avicel RC 591	Kg	5,880	5,880
Acido acetico glaciale q.b. a (teorico: litri 1,022)	pH	4,5-5,1	pH 4,5-5,1
Acqua depurata q.b. a	1	420	420

PROCEDIMENTO DI FABBRICAZIONE

        Preparare in una planetaria una sospensione di Avicel RC 591 in acqua depurata.

        Ottenere il vuoto ed aggiungere sotto vivace agitazione il p.a. Mesalazina. Dopo completa dispersione aggiungere una soluzione (ottenuta a parte) di Idrossietilcellulosa in acqua a 45°C. Aggiungere quindi la soluzione tampone formata da Sodio Acetato, Acido Acetico e acqua depurata. Sciogliere il Sodio Edetato e il Sodio Metabisolfito. Diluire a volume se necessario.

CONVALIDA DEL PROCEDIMENTO

        Sono stati già prodotti 4 lotti pilota da 10 litri presso la Tecnica Farmaceutica.

        Non sono stati individuati passaggi critici durante la preparazione (**).

        Dopo l'esecuzione di 3 lotti industriali sarà nostra cura segnalare a codesto Onorevole Ministero i risultati della convalida di procedimento.

**
N.B. in questi casi il confezionamento finale in bombole spray è stato effettuato presso la ditta EP Spray di Neuchatel (CH) depositaria del brevetto di confezionamento. I lotti di produzione verranno approntati completamente presso Crinos utilizzando gli stessi impianti di inflaconamento utilizzati dalla ditta EP Spray stessa.

SCHEDULE 1.1.12

PATENTS

SEE ATTACHED DOCUMENT

Invention Data	lunedi 7 ottobre 2002

Country Applications
Ctry	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
IT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
LU		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
EP		ORD	Nationized	96110263.9	26-giu-1996	765664	03-apr-2002
IT	PRI	ORD	Granted	MI95A001987	28-set-1995	01277663	11-nov-1997
JP		ORD	Pending	250402/96	20-set-1996
US		ORD	Granted	08/722.720	30-set-1996	5731302	24-mar-1998
GB		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
CH		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
ES		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
SE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
PT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
NL		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
IE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
GR		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
FI		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
DK		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
BE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
AT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
DE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
FR		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002

SCHEDULE 1.1.13
PURCHASED PATENTS

SEE ATTACHED DOCUMENT

US005731302A

United States Patent	[19]	[11]	Patent Number:	5,731,302
Farolfi et al.		[45]	Date of Patent:	Mar. 24, 1998
[54]	STABLE AQUEOUS SUSPENSIONS OF MESALAZINE
[75]	Inventors:	Giancarlo Farolfi, Como; Franco Lattuada; Laura Ferro, both of Milan, all of Italy
[73]	Assignee:	Crinos Industria Farmacobiologica S.p.A., Villa Guardio, Italy
[21]	Appl. No:	722,720
[22]	Filed:	Sep. 30, 1996
[30]	Foreign Application Priority Data
Sep 28, 1995 [IT] Italy		MI95A1987
[51]	Int. Cl.[6]	A61K 31/615
[52]	U.S. Cl.	514/166
[58]	Field of Search	514/166
[56]	References Cited
U.S. PATENT DOCUMENTS
4,657,900	4/1987	Powell et al.	514/166
4,664,256	5/1987	Halskov	206/213
FOREIGN PATENT DOCUMENTS
A 0 398 207	11/1990	European Pat. Off..
A 0 468 555	1/1992	European Pat. Off..
A-9101129	2/1991	WIPO.
A-9212758	8/1992	WIPO.

Primary Examiner—Raymond Henley, III

Attorney, Agent, or Firm—Nikaido, Marmelstein, Murray & Oram LLP

[57]	ABSTRACT

        The invention discloses new compositions of mesalazine in the form of aqueous suspensions, characterized in that they are more stable than those of the prior art. The compositions contain colloidal cellulose and one or more hydrophilic thickening agents.

17 Claims, No Drawings

STABLE AQUEOUS SUSPENSIONS OF
MESALAZINE

        Mesalazine (D.C.I.), or mesalamine (USAN), is the internationally adopted name for 5-aminosalicylic acid or 5-ASA.

        This compound is the active principle of pharmaceutical compositions for the therapy of Crohn's disease.

        Pharmaceutical compositions containing this compound are usually administered rectally, in the form of enemas, in order to provide a quicker therapeutic effect, since the active principle can act directly on the intestinal mucosa from its delivery (A.B.R. Thomspon "New development in the use of 5-aminosalicylic acid in patients with inflammation bowel disease" Aliment Pharmacol. Therap. 1991; 5 449-470).

        Enemas containing mesalazine are in the form of aqueous suspensions since the water solubility of the active principle is quite low at physiologic or slightly acidic pHs. As a consequence of this the main issue to be solved is that of the intrinsic lack of stability of said compositions.

        The preparations of mesalazine (in the form of aqueous suspensions) disclosed in the literature of the field and/or currently sold on the market are prepared following the teachings of the art that, as shown below, don't provide a satisfactory solution regarding the stability of said compositions.

        Said formulations contains thickening agents, sometimes surface active agents, and antioxidants (metabisulfite salts, usually having as the cation sodium or potassium ions), bacteriostatic and sequestering agents (EDTA). Other usual excipients are inorganic acids or acetate buffers, wherein the salt cation is sodium or potassium.

        Mesalazine suspensions for topical use according to the present invention provide an expedient solution to the afore stated stability issue since they stay homogeneous longer than those of the prior art. This affords the further advantage of avoiding the patient's direct intervention for homogenizing extemporarily the formulation prior to topical application, as is recommended in the package inserts of mesalazine enemas.

        According to the present invention the above discussed stability issue is solved by formulating mesalazine with selected quantities of colloidal cellulose and of hydrophilic thickening agents in aqueous suspensions.

        Owing to said excipients the new liquid formulations show a thixotropic behavior.

        Hence by applying a low shear to said colloidal solutions after storage for a period of time it is found that they exhibit absolute viscosities in the order of some thousands of mPa.s.

        However, when they are stirred and submitted to a moderate or high rate of shear (the latter event taking place, for example, when the composition is being dispensed from a pressurized packaging or a plastic squeeze bottle), said suspensions become very flowing liquids with a viscosity of a few mPa.s.

        Said latter property of being a flowing liquid is an important feature of mesalazine enemas in view of the fact that they must exhibit a very good spreading inside the large intestine (ref. ?.R. Wilding et al. "Colonic spreading of a non-chlorofluorocarbon mesalazine rectal foam enema in patients with quiescent ulcerative colitis" Aliment. Pharmacol. Ther. 1995, 9. 161-166; R. A. Vitti et al. "Quantitative distribution of radiolabeled 5-aminosalicylic acid enemas in patients with leftsided ulcerative colitis" Digestive Diseases and Sciences vol. 34, 11, 1792-1797. 1989; M. Campieri et al. "Spread and distribution of 5-ASA colonic foam and 5-ASA enema in patient with ulcerative colitis" Digestive Diseases and Sciences, 37, 12, 1890-1897, 1992; M. M. C. van Buul "Retrograde spread of therapeutic enemas in patients with inflammatory bowel disease" Hepato-Gastroenterol. 36 (1989) 199-201).

        In order to arrive at the present invention the applicant did thorough analytical work, performing the physical determinations and chemical analyses described below on the compositions of the prior art featured in Table 1. From said work it was determined that it is indeed desirable in this technical field to make available stable aqueous suspensions of mesalazine.

        Coming now to Table I. composition A is known from the patent application WO 92/12758 (page 18). The preparation and subsequent packaging in pressurized containers is described under Example 1.

        Compositions B and C are pharmaceuticals currently available in Italy.

TABLE I

        Compositions of the mesalazine aqueous suspensions of the art being referred to in the disclosure of the invention.

Excipient	Compound	Formulation A (w/w %)	Formulataion B (w/v %)	Formulation C (w/w %)
	Mesalazine	6.67	4	6.67
THICKENING	Colloidal silica	—	1.7
AGENT	Xanium Gum	—	—	0.25
	Polyvinyipyrrolidone	—	0.84	—
	Carbopol ®	—	—	0.075
	Methylcellulose	—	0.84	—
	Hydroxyethylcellulose	1.20	—
BACTERIOSTATIC	Sodium benzoale	—	0.38	0.1
AGENT
SEQUESTERING	EDTA disodium salt	0.1	—	0.1
AGENT
ANTIOXIDANT	Potassium	—	0.25	0.47
	Metabisulfite
	Sodium metabisulfite	0.5	—	—
	Potassium acetate	—	—	0.41
	Sodium acetate	0.82	—	—
	Phosphoric acid	—	0.1	—
	Acetic acid	enough		—
SOLVENT	Distilled water	enough to g 100	enough to ml 100	enough to g 60
CONTAINER		Pressurized aluminium container	Plastic squeeze bottle	Plastic squeeze bottle

TABLE II

        Mesalazine aqueous suspensions of the art of Table 1. Recovery tests from thereof packages and determination of the quantity of the active principle.

		Formulation A	Formulation B	Formulation C
	Time elapsed from the manufacture of the preparations under test.	16 months	21 months	18 months
1)	Recovery of the formulation after opening the containers; Quantity (by weight or volume):	61.7 g	102 ml	61 g
	Active principle content (% w/w or w/v)	6.67	4.08	6.76
2)	Recovery of the formulation dispensed from the containers: Quantity (by weight or volume):	59.2 g	91.2 ml	48.9 g
	Ratio as % (w/w or w/v) of said quantity to that of the recovery under 1):	95.9	89.4	80.2
	Active principle content (% w/w or w/v):	5.10	3.84	7.34
3)	Recovery of the formulation left in the containers after dispensing: Quantity (by weight or volume):	1.98 g	8.8 ml	11.5 g
	Ratio as % (w/w or w/v) of said quantity to that of the recovery under 1):	3.2	8.6	18.8
	Active principle content (% w/w or w/v);	39.30	7.27	4.43
4)	Total grams recovered of the active principle/grams of masalazine recovered under point 1):	0.92	0.99	0.99

        In Table II are reported the results obtained by performing the following physical determinations and chemical analyses:

        A. The Volume, or the corresponding weight of the mesalazine suspension obtained by opening the container and collecting the formulation in a beaker. For formulation A and C said determination was carried out by weighing the container before and after being emptied. In the case of formulation B the density of the suspension was determined in order to convert the obtained weight into the corresponding volume.

        B. HPLC assay of the active principle content in formulations A, B and C, performed as described below.

        The results obtained with said analyses are given under point 1) to Table II.

        C. The weight or volume of suspension obtained by emptying the containers according to the following procedures;

        By pressing the valve at the top of the container in the case of formulation A and by squeezing the plastic bottles in the case of formulations B and C

        The volume of formulation B was determined after assay of the bulk density.

        D. The quantity of mesalazine contained in said recovered suspensions.

        The results are given under point 2) of Table II.

        E. The residual volume of formulation left in the package and the quantity of the active principle contained therein (point 3 of Table II).

        The data of Table II represent the average of nine determinations. performed on three different samples, by repeating the assay in triplicate on each of them.

        Thorough shaking of the suspensions was made prior to said determinations.

        Assay of the active principle was made by HPLC on a liquid chromatograph equipped with a column Whatmann® PARSTISIL® 100 SCX 25 (strong cation exchanger) length, at 25° C. and equilibrated at a flow rate of 1 m1/min. UV detector was set at a wavelength of 300 nm. The mobile phase, also referred to herein also as solvent solution or solvent, was prepared by dissolving 8.38 g NaH2PO4 in 1.9 1 of bidistilled H2O and adding, when a clear solution was obtained, 80 ml of aceronitrile. pH was corrected to a value of 2.0+0.1 with concentrated phosphoric acid. The solution was brought to a volume of 21 with bidistilled water and afterwards degassed.

        The standard solution of mesalazine was prepared by weighing directly in a 50 ml volumetric flask about 46 mg of mesalazine with a known titer, and then diluting up to volume with the solvent.

        The suspension thus obtained was sonicated until a clear liquid was obtained. 1 ml was diluted in a 50ml volumetric flask up to volume with the same solvent. The sample concentration was of 0.0184 mg/ml.

        For assaying mesalazine in compositions A and C, about 700 mg of each formulation (containing 46 mg of the active principle) were weighed in a 50 ml volumetric flask and diluted to volume with the mobile phase. Complete solubilization of said formulations was achieved by applying, alternately, sonication and stirring. 1 ml was pipetted out and diluted up to volume in a 50 ml volumetric flask with the solvent.

        The theoretical mesalazine concentration in said samples was about the same as that of the standard solution. The standard solution and the enema samples, diluted as described above, were then injected into the liquid chromatograph.

        For formulation B the analytical procedure was somewhat different. Density of the sample was determined beforehand by means of a 25 ml picnometer. The first dilution step was effected as described above for sample A and C. However, the second dilution was carried out in a 30 ml volumetric flask.

        The data given in Table 11 clearly show that the prior art mesalazine aqueous suspensions become unstable, with con-comitant precipitation of a solid residue containing remarkable quantities of the active principle within a period varying from 1 to 2 years. The same Table also shows that after said precipitation the concentration of the active principle in the supernatant is different from the one reported on the package label (Table I).

        Regarding the compounding of aqueous suspensions for pharmaceutical use, in the book "Remington: The Science and Practice of Pharmacy—Nineteenth Edition", volume 11 pages 1515-1516 it is stated that the most important excipients of said formulations are the viscosity agents and the surface active agents, the latter being functional to wet solid particles.

        In said reference are also given the following recipes, that accordingly can be used for the extemporaneous preparation of aqueous suspension:

A.
Sodium carboxymethyicellulose 2.5% tragacanth gum 1.25% and guar gum 0.5%.

B.
AVICEL® RC 591 (colloidal cellulose, a co-precipitate of microcrystalline cellulose and sodium carboxymethylcellulose) stabilized with hydroxypropylmethylcellulose, i.e. a thickening agent, being used as a suspending vehicle for propanolol and orphenadrine hydrochloride dispersions prepared from tablets.

C.
CARBOPOL® 934 (acrylic acid polymer, MW=3x106), at concentrations of 0.3% or greater, being used as a vehicle for suspending sulfamethazine 10% in water.

        The above cited prior art provides information for compounding suspensions which do not have a long shelf life.

        Regarding the recipes under points A and C, which are directed to the preparation of suspensions made using thickening agents or mixtures thereof, the applicant has determined that said excipients alone do not make mesalazine suspensions stable.

        Hence even composition C, which comprises a thickening agent together with sulfamethazine, which is slightly soluble in water at neutral pH's and behaves in this aspect like mesalazine, does not provide a useful teaching for compounding a stable mesalazine liquid composition.

        Regarding the inclusion of a surface active agent in the formulation, the applicant has determined that such an excipient does not influence the stability of mesalazine suspensions.

        Though the recipe given under point B discloses similar excipients as those of the composition of the instant invention, formulation B does not use the proportions required in the present invention.

        The following considerations are believed to be of value for determining the novelty and inventive step of the present invention in view of the prior art teachings:

1)
In contrast to mesalazine, both propanolol and orphenadrine hydrochloride are soluble in water (Merck Index 1Oa Edition. page 7743, 7740, and page 6749-6752 respectively).

        In other words, what has been suspended in the above recipe are the excipients of the tablet formulations and not the active principles. Said excipients can likely be identified as the usual water insoluble, or slightly water soluble common tablet excipients, i.e. diluents such as kaolin, starch, etc., lubricants such as magnesium or calcium stearate, etc.

2)
The information provided in the above reference does not disclose any selected quantity of colloidal cellulose and hydroxypropylcellulose.

        Hence the specific ranges of said components in the formulations of the instant invention could not be foreseen on the basis of said reference. Furthermore the instant limits, as it will be shown herein later on, are critical in order to ensure both the stability of the suspension and the thixotropic effect, in particular the remarkable full of viscosity under a high rate of shear as outlined above.

        EP A 0398207 discloses 5-ASA solutions containing the active principle together with its alkali metal or alkaline earth metal salt, an antioxidant and a metal complexing agent.

        EP A 0468555 discloses a formulation in the form of a fluid vehicle able to generate a foam on rectal administration. Said suspension comprises at least one surfactant, a foaming propellant, a suspending or solubilizing agent for the active principle and a foam thickener.

        U.S. Pat. No. 4,657,900 discloses an aqueous suspension of 5-ASA containing 0.25% bisulphite, which is stored in a single dose polyethylene bottle in a substantially oxygen-free atmosphere, the plastic bottle being hermetically sealed in a plastic pouch.

        The disclosed compositions may also contain a natural or synthetic gum at concentrations from about 0.1% to 0.25% and also a flocculating agent to prevent caking of 5-ASA, such as a water gellable cross linked polyacrylic acid at a concentration of about 0.05%-0.15%.

        U.S. Pat. No. 4,664,256 discloses a packaged enema solution or suspension consisting of 5-ASA, an antioxidant, a chelating agent and a buffering agent. The formulation is stored in a plastic bottle under an inert gas, and packaged in diffusion-tight light impervious bags made substantially of a plastic aluminum laminate.

        WO 91/01129 discloses a solid composition for rectal administration that is reconstituted immediately before use by addition of water. Said solid composition may contain different active principles (one of which is mesalazine), an antifoam additive, a thickening agent (e.g. cellulose derivatives), and other excipients such as wetting agents, compounds for adjusting the solution isotonicity and osmolarity, diluents and low volatile liquids such as glycerine, polypropylene glycol, etc. Example 3 discloses solid compositions containing 5-ASA, sodium lauryl sulphate, hydroxypropylmethylcellulose and polydispersed silica gel, Example 4 discloses a solid composition containing 5-ASA, vinylpirrolydone/vinyl acetate copolymer, hydroxypropylmethylcellulose, sodium lauryl sulfate and an anti foaming agent.

        All of the above documents fail to disclose a thickening agent in combination with colloidal cellulose, which taken together stabilize mesalazine suspensions and hence yield a homogeneous colloid system.

        U.S. Pat. No. 4,657,900 discloses a thickening agent (a natural or synthetic gum) in combination with a flocculating agent, i.e. a substance which brings about flocculation or aggregation of the suspension (see "Remington's Pharmaceutical Sciences—fifteenth edition" page 325). In other words U.S. Pat. No. 4,657,900 teaches away from the present invention.

        Regarding WO 91/01129, this document requires the addition of water in order to suspend the starting solid formulation. Thus this document does not disclose a stable aqueous formulation as in the present application. In order to arrive at the composition of the present invention the applicant performed stability tests on formulations obtained by modifying composition A of Table 1, which was chosen for this purpose since it was the simplest to prepare among those featured.

        The modifications made were based on the teachings of the above mentioned book "Remington: The Science and Practice of Pharmacy, 19th edition".

        The conclusions arrived at were the following:

        It is not possible, as detailed in example 2, to make stable mesalazine aqueous suspensions using only thickening agents. It was determined that even using about twice (i.e. 2.2% w/w) the quantity of hydroxyethylcellulose as compared to that present in the original formulation A. despite the fact that the suspension thus obtained was in the form of a thick gel with an absolute viscosity value ranging in the order of some thousands mPa.s. said formulation was still unstable. It was observed that after storage in sealed glass containers at room temperature, for 1 month in the dark, a precipitate was separated.

        This lack of stability was further confirmed by assaying the active principle in the supernatant gel, which titer was found to be lowered to 92.9% as compared to that of the fresh formulation.

        The addition to formulation A of a surface active agent, as detailed in example 3, does not appear to significantly improve the stability of mesalazine suspensions either.

        This example describes the preparation of an enema suspension obtained by increasing the quantity of hydroxyethylcellulose up to 2.0% in formulation A and then adding TWEEN® 20 in the amount of 0.25% w/w.

        In this case stability was qualitatively assayed by centrifuging an aliquot of the suspension at 4000 rpm for 15 minutes and inspecting the bottom of the test tubes. The presence of a precipitate was noted. The titer of the active principle in the supernatant was found to be as low as 74.35% of the theoretical calculated based on the amount of mesalazine used in the preparation.

        The problem of obtaining aqueous suspensions of mesalazine with improved stability, as compared with those of the prior art has now been solved, according to the applicant's findings, by compounding the aqueous suspensions of said active principle with a quantity of colloidal cellulose ranging from 1.2 to 1.6% (w/v of the composition), together with one or more hydrophilic thickening agents in a ratio by weight (w/w) to colloidal cellulose of between 0.04 and 0.2, corresponding respectively to a percentage of 4% and 20%. The above range becomes, or is equivalent to, 0.048-0.32% w/v when the weight of the thickening agents, calculated on the lower and upper limit of the colloidal cellulose range, is divided by the total volume of the formulation and the relevant percentages then determined.

        Colloidal cellulose, otherwise defined as water dispersible cellulose, is a mixture of cellulose with 8.3-18.8% w/w of carboxymethylcellulose (Handbook of Pharmaceutical Excipients Second Edition 1994, page 86), suitable examples are AVICEL® RC 5910, AVICEL® RC 5810, AVICEL® CL-610.

        The thickening agents useful in the instant invention are hydrophilic polymers such as: carboxypolymethylene, sodium carboxymethylcellulose, hydroxyethylcellulose, xantan gum, hydroxypropylmethylcellulose, methylcellulose, and carrageenan.

        The suspension according to the present application preferably also contains the usual excipients such as antioxidants, sequestering and bacteriostatic agents, buffering agents, and inorganic acids. The pH is preferably between 4.5 and 5.1.

        The various ranges of colloidal cellulose and of the thickening agents have been determined from the results obtained in the experiments and analytical determinations described below.

        In the first set of tests, 99 different aqueous suspensions were prepared, each in the quantity of 1 liter and containing different concentrations of colloidal cellulose and of the hydrophile thickening agent. In order to prepare them nine suspensions were compounded, each containing colloidal cellulose in the relevant percentages w/v (final concentration in 1 liter) of 1; 1.1; 1.2; 1.3; 1.4; 1.5; 1.6; 1.8; and

2.0%. From each of said nine suspensions were prepared eleven further formulations containing a thickening agent (hydroxyethylcellulose) in the following relevant percentages by weight referred to colloidal cellulose: 2; 4; 6; 8; 10; 12; 14; 16; 18; 20, and 25%. Mesalazine and the other excipients were added as described in Example 4.

        500 ml of each of the final 99 suspensions was transferred into capped glass containers having a diameter of 46 mm and height 56 mm (internal dimensions), while the remaining 500 ml aliquot was used to fill 20 ml syringes (Stering® Artsana, Casnate Como) having a 1.2 mm (inner diameter) x38 mm (length) needle. The needle holder, forming one body with the flat bottom of the syringe, had an internal diameter of 2.4 mm.

        Both the syringes and containers were then stored in the dark for one month at the following temperatures: 3° C., ambient temperature. 30° C. and 40° C. Inspection of the content of the glass containers at the end of this period showed that a precipitate was present at the bottom of those glass containers filled with formulations having a quantity of colloidal cellulose below 1.2% w/v. The precipitate was abundant in those suspensions conditioned at temperatures of 30° C. and 40° C.

        It was also ascertained that the phenomenon was independent of the added quantity of the thickener.

        It was furthermore determined that a quantity of cellulose above 1.2% w/v was not by itself enough to provide the desired stability, if concomitantly the weight ratio of the thickening agent to colloidal cellulose was not 4% or higher. In the case of 1.2% w/v of cellulose this weight ratio of the thickener to said excipient corresponds to a percentage of 0.048% w/v of the total volume solution.

        It was also observed that at concentrations of colloidal cellulose higher than 1.6% w/v the suspensions retained a high viscosity and the compositions had a gel-like consistency after being manually extruded from the syringes and did not show the thixotropic behavior of the enemas of the present invention.

        It was also noted that by increasing the weight ratio of the thickening agent above 20% w/w of cellulose, or above 0.32% w/v calculated on the overall suspension in the case where the colloidal cellulose quantity is 1.6% w/v, the extruded liquids resumed high values of viscosity very quickly.

        This is not considered desirable in view of the fact that mesalazine enemas are generally low viscosity liquids. The results obtained in the clinical pharmacological trial reported in Example 7, demonstrate that the formulations of the present invention behave substantially as the mesalazine suspensions of the art. This suggests that the enemas of the present invention are able to retain low viscosities for a fairly long time. It was hence concluded that it is important that the new mesalazine thixotropic compositions contain colloidal cellulose and the thickening agent in appropriate quantities.

        Reverting to the experiments performed by the applicant on the formulations of Example 4, worth noting is that a few syringes taken from the lots containing a quantity of colloidal cellulose between 1.2 and 1.6% and between 4% and 20% of the thickener (as percentage weight ratio to cellulose), after removal of the needle, were emptied in 4 seconds or less by applying to the plunger at a weight between about 970 and 1100 mg.

        Absolute viscosity determinations performed on the same suspensions establish that the formulations satisfying the above referenced qualitative test had an absolute viscosity of 7 mPa.s or lower when measured at the shear rate of 37.6 sec-1 at a temperature of 20° C. The viscometer used was a rotational viscometer Contraves Low Shear 30 [ILLEGIBLE] requipped with the measuring bob 1, dimensions 11x8 mm. The instrument was set on range 3, corresponding to a shear stress t Pa 1% 0.01305. The volume of the formulations used for said determinations was about 700 μl.

        Worth noting is that absolute viscosities, under the same conditions, of compositions B and C (Table 1) were very near to the above limit.

        Reverting now to the further research work made on the instant formulations, in a second series of experiments it was determined in more detail, which composition of the suspension had the best behavior in the syringe test.

        According to the recipe given in Example 4, were prepared 5 suspensions containing colloidal cellulose at concentrations of 1.2; 1.3; 1.4; 1.5; 1.6% w/v, respectively. From each of said suspensions were then made 7 formulations containing a quantity of hydroxyethylcellulose in the lower half of the selected range, i.e. as w/w percentage to colloidal cellulose, of 4, 5, 6, 7, 8, 9, and 10% respectively.

        A total of 35 samples were prepared.

        From the results obtained it was concluded that the compositions with very good thixotropic behavior and flowing properties contained 1.4% w/v of colloidal cellulose and a quantity of thickening agent varying from 6% to 7% by weight of the colloidal cellulose or, otherwise said, in a percentage w/v on the overall composition from 0.084 to 0.098% (calculated on 1.4% w/v of colloidal cellulose).

        Taking into account the results obtained in the aforementioned experiments it was decided to carry out a second set of stability tests, performed at room temperature for a time longer than before, in order to check the actual shelf life of the new compositions.

        Three lots of enema formulations, as shown in Table III, were prepared according to Example 5, on the basis of the indications given in Example 4.

        The enemas were packed in pressurized containers under nitrogen gas by the same procedure described in the second part of Example 1. Each container was filled with a volume of enema of 60 ml, corresponding to 62 g of the formulation as established by former density determinations. Said quantity of 62 g was hence the theoretical content of each packaging on the basis of the recipe used to prepare said suspensions. The filled containers were then stored at room temperature. Three samples were then taken for analysis at time zero and then, respectively, after one and two years. The suspensions were discharged from the containers by pressing the valve stem and the weight and active principle content then determined. The weight of the residual suspension in the container was also checked. In order to carry out this latter assay the packagings were emptied by pressing the actuator, then carefully weighed, opened and washed out with water and aqueous ethanol. Afterwards they were dried in an oven at 30° C, and weighed again.

        The results of stability tests are given in Table IV and provide evidence that the new compositions of mesalazine are stable for two years.

        One further embodiment of the invention is the process for manufacturing the new aqueous suspensions of mesalazine.

        Said process, as shown in example 6, includes the following steps:

        Dissolution of colloidal cellulose and of the thickening agent in two separate aliquots of distilled water, said aliquots being 60% and 30% respectively of the total volume of water needed for the preparation of the suspension.

        Mixing the two solutions and adding the other excipients of the formulation.

        Adding and suspending the active principle in said solution, under vacuum and stirring.

        Adding distilled water to the aqueous suspension in order to yield the final requested volume.

        The new formulations may be stored in squeeze bottles containing a volume of 60 ml with 2 or 4 g of mesalazine, or in containers pressurized with nitrogen.

        In the latter case particularly suitable are containers having a smaller bag filled with the suspension inside of a thin aluminum foil covered on both sides with plastic coatings.

        In this way the suspension is hermetically insulated from the propellant, so that the latter is excluded from being delivered into the intestine together with the formulation during dispensing from the pressurized containers.

BRIEF DESCRIPTION OF THE DRAWINGS

        FIGS. 1A, 1B and 1C show the different rheological behavior (in ordinates the shear stress in Pascal and in abscissas shear rate in s-1) of three compositions. Curve A refers to a formulation according to the instant invention having the composition of example 8, curves B and C refer to the formulations B and C featured in Table 1. Said diagrams were obtained using the same rotational viscometer (Low Shear 30) described previously, and the same volume of solution in the measuring cup. The temperature was fixed at 20° C. The range on which the instrument was set (range 5) corresponds to a shear stress t Pa 1% 0.0326. Each point of the curve is the average of 18 separate determinations taken on the sample at intervals of 15 seconds. The sample was at first equilibrated for about 10 minutes in the measuring cup with the measuring bob dipped into the solution, rotating at the selected shear stress. Within said time readings became fairly constant. Curve A features the thixotropic properties of the suspensions according to the invention. Curves B and C show that the suspensions of the prior art containing mesalazine do not share, or share only to some extent, said property.

TABLE III

        Composition w/v of the formulations used in the second series of stability tests.

	Form. I A	Form. I B	Form. I C	Form. II A	Form. II B	Form. II C	Form. III A	Form. III B	Form. III C
Mesalazine	6.67	6.67	6.67	6.67	6.67	6.67	6.67	6.67	6.67
Colloidal cellulose (C.C.)	1.2	1.2	1.2	1.4	1.4	1.4	1.6	1.6	1.6
Hydroxyethyl cellulose (H.C.)	0.048	0.084	0.120	0.056	0.098	0.140	0.064	0.112	0.16
(H.C.)/(C.C.) ratio % w/w	4	7	10	4	7	10	4	7	10
Sodium acetate	0.8	0.8	0.8	0.8	0.8	0.8	0.8	0.8	0.8
EDTA Disodium salt	0.10	0.10	0.10	0.10	0.10	0.10	0.10	0.10	0.10
Sodium metabisulfite	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.5
Acetic acid	0.26	0.26	0.26	0.26	0.26	0.26	0.26	0.26	0.26

TABLE IV

Results obtained in the stability tests effected at room temperature on the compositions given in preceding Table III. Data herein provided are the average of three determinations.
Abbreviations used in the Table
Form. = formulation: — Form. rec. = Formulation recovered (figures in grams) by emptying the container in a beaker after pressing the valve; — % on the theor. content = percentage by weight of the formulation recovered on the theoretical content; — Mesalazine titre = titre of mesalazine in the quantity recovered of the formulation; — Residue g. = residual grams of formulation found after opening and emptying the container.

	Form. IA	Form. I B	Form. I C	Form. II A	Form. II B	Form. II C	Form. III A	Form. III B	Form. III C
TIME ZERO
Form, rec. (g.)	60.84	60.96	61.03	60.93	61.10	60.86	60.99	61.03	61.05
% on the theor. content	98.2	98.4	98.5	98.4	98.6	98.2	98.5	98.5	98.6
Mesalazine titre	6.66	6.67	6.67	6.66	6.68	6.67	6.67	6.67	6.67
Residue g.	0.78	0.74	0.80	0.75	0.67	0.77	0.64	0.82	0.72
ONE YEAR
Form, rec. (g.)	61.06	60.86	61.15	60.85	60.98	60.94	60.85	61.10	60.88
% on the theor. content	98.6	98.2	98.7	98.2	98.4	98.4	98.2	98.6	98.5
Mesalazine titre	6.66	6.65	6.66	6.67	6.65	6.66	6.65	6.67	6.68
Residue g.	0.70	0.80	0.65	0.78	0.79	0.78	0.89	0.65	0.86
TWO YEARS
Form, rec. (g.)	60.87	60.97	60.85	60.99	61.02	60.93	61.14	61.07	60.97
% on the theor. content	98.2	98.4	98.2	98.5	98.5	98.4	98.7	98.6	98.4
Mesalazine titre	6.68	6.67	6.66	6.65	6.67	6.67	6.67	6.67	6.65
Residue g.	0.80	0.75	0.83	0.74	0.78	0.73	0.65	0.67	0.80

Example 1

        Preparation of formulation A of Table 1.

        In 4.8 kg of distilled water, in a nitrogen atmosphere, were dissolved 5 g of EDTA and 41.0 g of anhydrous sodium acetate. The pH was then adjusted to 4.8 with about 19 ml of glacial acetic acid, 25 g of sodium metabisulphite was then added. The solution was transferred into a reaction vessel which was then hermetically closed. A vacuum was afterwards effected (300-400 mm Hg). Under a vigorous stirring 60 g of hydroxyethylcellulose (NATROSOL® 250HHR) was dissolved. The solution was then warmed up to 45o C. and at that temperature exhibited a gel-like consistency. The temperature was then lowered to 25o-35oC. 333.5 g of mesalazine were added. A vacuum was set up again and vigorous stirring started.

        5148 g (volume about 5040 ml) of a suspension according to formulation A were obtained. The suspension was then divided into 50 packages pressurized with nitrogen gas (9-10 Atm) having a diameter of 35 mm and a volume of 110 ml. Each container was filled with 60 ml.

Example 2

        Preparation of a suspension containing 6.67% (w/w) mesalazine, 2.2% of thickening agent (hydroxyethylcellulose), 0.1% disodium EDTA, 0.5% sodium metabisulphite, 0.67% sodium acetate.

        Under a nitrogen atmosphere, 6 g of disodium EDTA, 40.35 g of anhydrous sodium acetate, about 17 ml of glacial acetic acid to bring the pH to 4.83, and 30 g of sodium metabisulphite were dissolved in 5.7 kg of distilled water. 120 g of hydroxyethylcellulose (NATROSOL® 250HHR) was then added with stirring and the solution was warmed at 50o C, under moderate agitation until a gel was formed and then transferred into a vessel that was afterwards tightly closed. Vacuum was therein effected and the viscous solution was heated at 50o C, under stirring. The mass was slowly cooled and, under agitation, 400.2 g of mesalazine added. The suspension was then milled in a colloid mill and collected in a container under a nitrogen atmosphere. 5.01 kg (about 4910 ml) of the product was obtained. The assayed titer of the active principle corresponded to the theoretical.

        One liter of said preparation was divided in 60 ml aliquots: into 16-100 ml glass vessels having an inner diameter of 4.6 cm (external 6 cm) and height 56 mm, afterwards the vessels were tightly sealed and stored at 25o C, in the dark. After one month three containers were taken out and carefully emptied in separate beakers. The presence of a solid residue at the bottom was observed. HPLC analysis of the active principle performed on the supernatants showed that the titer of mesalazine was 93.9% of that found at time zero.

Example 3

        Preparation of a suspension containing 6.67% (w/w) mesalazine, 2% thickening agent (hydroxyethylcellulose—NATROSOL® 250HHR). 0.25% surface active agent (Tween® 20), 0.1% disodium EDTA. 0.67% sodium acetate, and 0.5% sodium metabisulphite.

        In 440 g of distilled water were dissolved 1.25 g of TWEEN® 20, 0.5 g of EDTA disodium salt, and 3.36 g of anhydrous sodium acetate. The pH was corrected to 4.8 with about 1.4 ml of glacial acetic acid and 2.5 g of sodium metabisulphite was added. 10 g of hydroxyethylcellulose and then 33.33 g of the active principle were admixed and dissolved in the solution according to the procedure described in example 1. Distilled water was then added to yield 500 g. Aliquots of the freshly prepared suspension were transferred into 4-100 ml centrifuge tubes and centrifugation effected at 4000 rpm for 15 minutes. After careful removal of the supernatant a solid residue was found at the bottom of the test tubes. Said residue contained a fairly large amount of mesalazine, as shown by assaying (HPLC) the titer of the active principle in the supernatant. This residue was found to be 74.35% of that expected on the basis of the quantity used for preparing the suspension.

Example 4

        Preparation of mesalazine suspensions having colloidal cellulose concentrations w/v of 1; 1.1; 1.2; 1.3; 1.4; 1.5; 1.6; 1.8 and 2.0% respectively, and thickening agent concentrations, as percentage by weight to the quantity of colloidal cellulose, of 2; 4; 6; 8; 10; 12; 14; 16; 18, 20 and 25% respectively, mesalazine 6.67% w/v, sodium acetate 0.8% w/v, disodium EDTA 0.1% w/v, and sodium metabisulphite 0.5% w/v.

        Each suspension was prepared in a standard quantity of 1 liter using the following procedure. 9 different suspensions of colloidal cellulose (AVICEL® RC 591) were prepared by using a 10 liter reaction vessel, into which were transferred aliquots of 7.5 liters of water to which were separately added, 125 g, 137.5 g, 150 g, 162.5 g, 175 g, 187.5 g, 200 g, 225 g, or 250 g of the above compound. Stirring was continued until a colloidal solution was obtained.

        On the basis of the above colloidal cellulose quantities in a 600 ml aliquot of each of said nine suspensions were contained, respectively, 10 g, 11 g, 12 g, 13 g, 14 g, 15 g, 16 g, 18 g or 20 g of the compound.

        Separately, in 300 ml aliquots of distilled water a quantity of hydroxyethylcellulose (NATROSOL® 250HHR) was dissolved in order to yield the weight ratios to colloidal cellulose discussed above. When a clear solution of the thickener had been formed, mixing was effected with the corresponding 600 ml aliquot containing the quantity of colloidal cellulose on which the amount of hydroxyethylcellulose had been calculated. To each of the solutions thus obtained were then added 8 g of anhydrous sodium acetate and 2-3 ml of glacial acetic acid. The final pH was about 4.8.1 g of EDTA disodium salt and 5 g of sodium metabisulphite were then added.

        In a nitrogen atmosphere and under stirring each solution was admixed with 66.7 g of 5-ASA, stirring was continued until a homogeneous dispersion was obtained. The suspension was then brought to the volume of 1 liter with distilled water.

        Each suspension was then divided into two parts. Half were used to fill 100 ml glass containers having the dimensions set forth in Example 2. With the other half were filled syringes (syringes Steringa®, Artsana, Casnate Como) having the characteristics discussed above.

        The glass containers and syringes filled with the same preparation were divided into 4 groups which were then stored, respectively, at 3o C., room temperature, 30o C, and 40o C, for one month.

        At the end of the storage period the glass containers were turned carefully upside down in order to ascertain whether a precipitate had collected at the bottom, and it was found that a solid residue was present in all of those samples having a colloidal cellulose content of less than 1.2% w/v. The precipitate was particularly abundant in those samples stored at 30o C, and 40o C. The viscosities of the suspensions from which no precipitate had been separated were checked. A preliminary qualitative test was carried out by emptying the filled syringes after removal of the needle. At the same time absolute viscosity determinations were performed on some of the samples. Both assays are described above.

        The formulations having a quantity of colloidal cellulose higher than 1.6% were quite viscous and in the above reported qualitative test of emptying the filled syringes did not provide the desired results.

        The formulation containing a quantity of the thickening agent, given in ratio by weight to colloidal cellulose, higher than the upper limit of 20% i.e. 25%, showed a marked thixotropy since they recovered very early high viscosity values. This was considered an undesirable feature for the reasons stated above. Furthermore, it was also observed that when the ratio of the thickening agent to colloidal cellulose was below 4% the composition was not stable.

Example 5

        Preparation of nine mesalazine suspensions containing colloidal cellulose in quantities respectively of 1.2; 1.4; and 1.6% w/v calculated on the overall composition, a thickening agent (hydroxyethylcellulose) in quantities of 4; 7 and 10% w/w calculated on each of the above percentage w/v of colloidal cellulose, mesalazine 6.67%, sodium acetate 0.8%, disodium EDTA 0.1%, and sodium metabisulphite 0.5%.

        Each suspension was prepared in a standard quantity of 1 liter using the following procedure. Under stirring in 600 ml separate aliquots of distilled water, was suspended colloidal cellulose (AVICEL® RC 591) in the quantities, respectively, of 12 g, 14 g, and 16 g. Stirring was continued until a colloidal suspention was obtained.

        For each of the above concentrations were prepared 3-600 ml samples. Separately prepared were 300 ml aqueous solutions of hydroxyethylcellulose (NATROSOL® 250HHR) containing respectively the following quantities of the compound

        A)   480 mg, 840 mg and 1200 mg.

        B)    560, 980 and 1400 mg.

        C)    640, 1120, 1600 mg.

        The solutions of group A were separately admixed with 600 ml of the suspension containing 1.2% w/v colloidal cellulose.

        Those of group B were separately admixed with 600 ml of the suspension containing 1.4% w/v colloidal cellulose.

        Those of group C were separately admixed with 600 ml of the suspension containing 1.6% w/v colloidal cellulose.

        To the suspensions thus obtained were then added 8 g of anhydrous sodium acetate and 2-3 ml of glacial acetic acid. The final pH was of about 4.8. 1 g of EDTA disodium salt and 5 g of sodium metabisulphite were then added.

        In a nitrogen atmosphere and under stirring each solution was admixed with 66.7 g of 5-ASA. continuing afterwards stirring until an homogeneous dispersion was obtained, which was then brought to the volume of 1 1 with distilled water.

        Density determinations made with the aid of a 25 ml picnometer at the ambient temperature afforded the average value of 1.03.

        Said suspensions were then transferred into pressurized packagings, each containing 60 ml of the formulations. The containers were the same as those described in example 1.

Example 6

        Preparation of an industrial batch of the formulation of the invention having the following composition in 60 ml of the final product (percentages, wherein not otherwise indicated, are in w/v): Mesalazine 6.67%, colloidal cellulose 1.4%, hydroxyethylcellulose 7% w/w to colloidal cellulose, sodium acetate trihydrate 1.08%, sodium metabisulfite 0.5%, disodium EDTA 0.1%, glacial acetic acid enough to pH 4.8.

        In a 600 L stainless steel reaction vessel 5.880 Kg of colloidal cellulose (AVICEL® RC 591) was suspended in 2521 of distilled water under vigorous agitation. The process was eased by operating concomitantly a colloid mill. In a different aliquot of 126 1 of warm water at 45oC., in a 200 liter stainless steel vessel, were dissolved under stirring 0.411 Kg of hydroxyethylcellulose. The solution was then cooled to room temperature and added to the cellulose suspension under thorough mixing. To the resulting colloidal solution, were then added 0.420 kg of EDTA disodium salt, 4.522 Kg of sodium acetate trihydrate, and 2.100 Kg of sodium metabisufite. The vessel was then hermetically closed and vacuum was therein made (200 mm Hg). 14 Kg of mesalazine was then added under stirring. About 1 1 of glacial acetic acid was then added and the solution brought to the final volume of 420 1 with distilled water.

        The above quantity can be used to produce 7000 pressure packings containing 60 ml each of the suspension of the invention.

Example 7

        Pharmacological clinical trial with the new compositions and assessment of the distance travelled in the large intestine.

        For said clinical trial the active principle 5-ASA had been radioactively labelled with 100 MegaBequerel of colloidal99[ILLEGIBLE] Tc sulfide (Technetiurn isotope 99 sulfide). Since this salt has an half-life of only 6 hours, the compositions were radioactively labelled within 2 hours of their administration.

        Twelve patients aged between 18 and 70 years were admitted to the trial, of both sexes. Admission criteria were as follows: Distal ulcerative colitis progressed up to at least 20 cm from the anus but not above the splenic flexure (established by colonoscopy at least 7 days before the beginning of the trial), low or moderate inflammation, five or more diarrhea episodes/day with blood and mucous in at least one discharge, abdominal pain, tachycardia, anemia, anorexia and vomiting.

        In 6 out of 12 patients the disease was ascertained to occur in the sigmoid-rectum portion of the intestine and in the others in the colon. 48 hours before the start of the trial, therapy with sulfasalazine or other active principle related to 5-ASA was interrupted.

        Each patient was administered 60 ml of the composition according to example 8 rectally.

        A scintigraphic analysis was then carried out on the abdomen of the patients, kept in a prone position, respectively at 5, 30, 60, 120, 180 and 240 minutes from enema administration.

        The results obtained evidenced that in 11 out of 12 patients (92%) the enema went above the sigmoid colon and in 6 patients arrived up to the transverse colon. In said latter group about 19% of the total radioactivity was still found in the transverse colon. The average time employed by the formulation to get to the point farthest from the rectum was 4 hours (3 hours for 6 patients and 6 for the other half).

Example 8

(Composition % w/v)
mesalazine	6.67%
colloidal cellulose	1.40%
hydroxyethylcellulose	0.07%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.10%
glacial acetic acid to pH 4.6
water to 100 ml

Example 9

(Composition % w/v)
mesalazine	3.33%
colloidal cellulose	1.20%
carboxypolymethylene	0.20%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.10%
glacial acetic acid to pH 4.9
water to 100 ml

Example 10

(Composition % w/v)
mesalazine	6.67%
colloidal cellulose	1.60%
sodium carboxymethylcellulose	0.16%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.10%
glacial acetic acid to pH 5.1
water to 100 ml

Example 11

(Composition % w/v)
mesalazine	3.33%
colloidal cellulose	1.30%
xantan gum	0.26%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.10%
glacial acetic acid to pH 4.5
water to 100 ml

Example 12

(Composition % w/v)
mesalazine	6.67%
colloidal cellulose	1.50%
Hydroxypropylmethylcellulose	0.06%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium	0.10%
glacial acetic acid to pH 4.8
water to 100 ml

Example 13

(Composition % w/v)
mesalazine	3.33%
colloidal cellulose	1.30%
methylcellulose	0.10%
sodium acetate trihydrate	1.08%
sodium metabisulfite	0.50%
EDTA disodium	0.10%
glacial acetic to pH 4.7
water to 100 ml

Example 14

(Composition % w/v)
mesalazine	3.33%
colloidal cellulose	1.40%
xantan gum	0.21%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.1%
glacial acetic acid to pH 4.6
water to 60 ml

Example 15

(Composition % w/v)
mesalazine	6.67%
colloidal cellulose	1.60%
carboxypolymethylene	0.32%
sodium acetate trihydrate	1.08%
sodium metabisulphite	0.50%
EDTA disodium salt	0.10%
glacial acetic acid to pH 4.8
water to 100 ml

Example 16

        Description of a pressure packaging containing an aluminum bag filled with the suspension of the invention.

        Internal volume of the packaging: 110 ml (external diameter: 35mm). Gas pressure inside (nitrogen): 9 atm. The bag made of thin aluminum foil is placed around the vertical axis of the actuator, it occupies about 60% of the total inner volume of the container and is filled with 60 ml of the suspension of the invention. The outer side of the aluminum foil is covered with propylene, the inner with polyethyleneterefialate.

        We claim:

        1.     A pharmaceutical composition in the form of an aqueous suspension, comprising mesalazine, colloidal cellulose in an amount between 1.2 to 1.6% w/v, and at least one hydrophilic thickening agent, wherein said hydrophilic thickening agent is present in an amount of 0.048-0.32% w/v.

        2.     The pharmaceutical composition according to claim 1, wherein said hydrophilic thickening agent is present in a percentage by weight ratio to colloidal cellulose of between 4 and 20%.

        3.     The pharmaceutical composition according to claim 1, further comprising one or more excipients selected from the group consisting of sequestrants, bacteriostatic agents, antioxidants, buffering agents and inorganic acids.

        4.     The pharmaceutical composition according to claim 2. wherein the percentage by weight ratio of the hydrophilic thickening agent to colloidal cellulose is between 4 and 10%.

        5.     The pharmaceutical composition according to claim 1, wherein the percentage of colloidal cellulose is 1.4% w/v and the percentage by weight ratio of the hydrophilic thickening agent to colloidal cellulose is between 6-7%.

        6.     The pharmaceutical composition according to claim 1, wherein the hydrophilic thickening agent is selected from the group consisting of carboxypolymethylene, sodium carboxymethylcellulose, hydroxyethylcellulose, xantan gum, hydroxypropylmethylcellulose, methylcellulose, and carrageenam.

        7.     The pharmaceutical composition according to claim 6. wherein the hydrophilic thickening agent is hydroxyethylcellulose.

        8.     The pharmaceutical composition according to claim 1. wherein said composition is in a pressurized container which contains an inert gas as a propellant.

        9.     The pharmaceutical composition according to claim 8, wherein said composition is contained in a hermetically sealed bag inside the pressurized container.

        10.   The pharmaceutical composition according to claim 1, wherein the pH of the composition is between 4.5 and 5.1.

        11.   The pharmaceutical composition according to claim 1, wherein said composition exhibits the property of being stable at room temperature for a period of at least one year.

        12.   The pharmaceutical composition according to claim 11, wherein said composition exhibits the property of being stable at room temperature for a period of at least two years.

        13.   The pharmaceutical composition according to claim 1, wherein said composition is thixotropic.

        14.   A process for producing a stable pharmaceutical composition comprising mesalazine, colloidal cellulose in an amount between 1.2 to 1.6% w/v, and at least one hydrophilic thickening agent, wherein said hydrophilic thickening agent is present in an amount of 0.048-0.32% w/v, comprising the steps of:

          a)    dissolving colloidal cellulose in an aliquot of distilled water.

          b)    dissolving a thickening agent in an aliquot of distilled water.

          c)     mixing said colloidal cellulose and said thickening agent to produce a suspension.

          d)    adding mesalazine to said suspension under vacuum while stirring.

          e)    adding distilled water to the suspension to obtain the final volume.

        15.   A method for treating ulcerative colitis, Crohn's disease or inflammatory bowel disease, comprising administering to a patient in need of such treatment an effective amount of a pharmaceutical composition comprising mesalazine, colloidal cellulose in an amount between 1.2 to 1.6% w/v, and at least one hydrophilic thickening agent, wherein said hydrophilic thickening agent is present in an amount of 0.048-0.32% w/v.

        16.   The method according to claim 14, wherein said colloidal cellulose is dissolved in an aliquot of distilled water which is 60% v/v of the total volume of distilled water to be used in said composition.

        17.   The method according to claim 14, wherein said thickening agent is dissolved in an aliqout of distilled water which is 30% v/v of the total volume of distilled water to be used in said composition.

* * * * *

SCHEDULE 2.3

STATUS REPORTS ON PATENT APPLICATIONS

SEE ATTACHED DOCUMENT

Invention Data	lunedi 7 ottobre 2002

Country Applications

Ctry	Sub Case	Case Type	Status	Application Number	Filing Date	Patent Number	Issue Date
IT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
LU		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
EP		ORD	Nationized	96110263.9	26-giu-1996	765664	03-apr-2002
IT	PRI	ORD	Granted	MI95A001987	28-set-1995	01277663	11-nov-1997
JP		ORD	Pending	250402/96	20-set-1996
US		ORD	Granted	08/722.720	30-set-1996	5731302	24-mar-1998
GB		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
CH		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
ES		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
SE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
PT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
NL		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
IE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
GR		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
FI		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
DK		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
BE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
AT		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
DE		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002
FR		EPC	Granted	96110263.9	26-giu-1996	765664	03-apr-2002

SCHEDULE 7.2

TERMS OF SUPPLY

SEE ATTACHED DOCUMENT

EP Spray System SA
Rue du Plan 30
CH-2002 Neuchâtel (Switzerland)

Phone	0041 (0)32 727 62 62
Fax	0041 (0)32 727 62 63
Web Site	epspray.com	SIRTON PHARMACEUTICALS S.P.A.
E-mail	epspray@epspray.com	PIAZZA XX SETTEMBRE, 2
VAT no.	162 506	IT-22079 VILLA GUARDIA (CO)
Customer no.	4114
Your P.O. dated	27.05.2002
Votre P.O. no.	49509/EG
Order confirmation no.	1323
Delivery note no.	1323-B
Person of contact	CELINE FELLAY	Neuchâtel, 26 juillet 2002

Invoice no. 2782

Our part no.	Your part no.	Description	Quantity	Price /1000	Amount CHF VAT not incl.
6027/A6:02	5220015	VALVE POUCH 63ML, ALU 35X125	150.000	333,00	49.950,00
7119*07	5220040	ACTUATOR CLIP	150.000	71,00	10.650,00
7812	5220027	VAPO CAP + VAPO RING ASSEMBLED	150.000	65,00	9.750,00

        THE EXPORTER OF THE PRODUCTS COVERED BY THIS DOCUMENT (CUSTOMS AUTORISATION NO 1542/1989) DECLARES THAT, EXCEPT WHERE OTHERWISE CLEARLY INDICATED, THESE PRODUCTS ARE OF SWISS PREFERENTIAL ORIGIN.

CELINE FELLAY	NEUCHATEL,	July 26, 2002

        [SEAL]

DOGANA di COMO [ILLEGIBLE] I.V.A. RISCOSSI su BOLLA IMPORTAZIONE			/s/ Celine Fellay
N.	/s/ [ILLEGIBLE]		EP SPRAY SYSTEM SA
del		31 LUG. 2002	2002 Neuchâtel
IL FUNZIONARIO
Value of the goods	Postage + packing	Net price	Total in CHF
70.350,00	0,00	70.350,00	70.350,00
Delivery conditions	Payment terms	Delivery address	Bank references
EX WORKS	VIREMENT WITHIN 60 DAYS NETTO	SIRTON PHARMACEUTICALS S.P.A PIAZZA XX SETTEMBRE, 2	Crédit Suisse CH-2000 Neuchâtel
		IT-22079 VILLA GUARDIA (CO)	Compte 4531-604557-31

SCHEDULE 11

ASSIGNMENT AGREEMENT

SEE ATTACHED DOCUMENT

UNITED STATES OF AMERICA

ASSIGNMENT

        In consideration of one dollar, paid to us by AXCAN PHARMA INC., whose full post office address is 597, boul. Laurier, Mont St-Hilaire (Québec) J3H 6C4 Canada, receipt of which is hereby acknowledged, and other good and valuable considerations, the undersigned, Gentium S.p.A, whose full post office address is Piazza XX Settembre n. 2, 22079 Villa Guardia (Como), Italy, does hereby sell and assign (and confirm such sale and assignment) to AXCAN PHARMA INC. all its right, title and interest in the United States of America, in and to the invention entitled STABLE AQUEOUS SUSPENSION[S] OF MESALAZINE as fully described and claimed in the United States patent no. US 5,731,302 and any corresponding patent applications including, without limitation, continuation applications, continuation-in-part applications and divisional applications, and any patents which may issue therefor and any patents which may be reissued, re-examined or extended therefrom.

	SIGNED this		day of
		(day)		(month)	(year)
at	(City) (Province) (Country)

WITNESSES	GENTIUM S.P.A
Per:
Full name:
Name: Title:
Full name:

READ AND APPROVED

	SIGNED this		day of
		(day)		(month)	(year)
at	(City) (Province) (Country)

AXCAN PHARMA INC.
Per:
/s/ [ILLEGIBLE] Name: Tile:

QuickLinks

  Exhibit 10.18
PURCHASE AGREEMENT BY AND BETWEEN SIRTON PHARMACEUTICALS S.p.A. AND GENTIUM S.p.A AND AXCAN PHARMA INC. October 9, 2002
TABLE OF CONTENTS
  EXECUTION COPY
PURCHASE AGREEMENT
PREAMBLE
  Signature page 1 of 1
SIGNATURES
SCHEDULE 1.1.2 COMMERCIAL ADVANTAGES
SEE ATTACHED DOCUMENT
SCHEDULE 1.1.4 EUROPEAN COUNTRIES SEE ATTACHED DOCUMENT
RIASSUNTO POLITICO-STATISTICO
SCHEDULE 1.1.5 GEL FORMULATION SEE ATTACHED DOCUMENT
PARTE II B PROCEDIMENTO DI FABBRICAZIONE
SCHEDULE 1.1.12 PATENTS
SEE ATTACHED DOCUMENT
SCHEDULE 1.1.13 PURCHASED PATENTS SEE ATTACHED DOCUMENT
17 Claims, No Drawings
STABLE AQUEOUS SUSPENSIONS OF MESALAZINE
TABLE I
TABLE II
BRIEF DESCRIPTION OF THE DRAWINGS
TABLE III
TABLE IV
Example 1
Example 2
Example 3
Example 4
Example 5
Example 6
Example 7
Example 8
Example 9
Example 10
Example 11
Example 12
Example 13
Example 14
Example 15
Example 16
SCHEDULE 11 ASSIGNMENT AGREEMENT
ASSIGNMENT
READ AND APPROVED